Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 17, 2005, accompanying the December 31, 2004 and 2003 consolidated financial statements included in the Annual Report of Unitil Corporation and subsidiaries on Form 10-K for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said report in the Registration Statements of Unitil Corporation and subsidiaries on Form S-8 (File No. 333-114978 effective April 29, 2004), Form S-3 (File No. 333-42264 effective July 26, 2000) and on Form S-8 (File No. 333-42266 effective July 26, 2000.)

/s/ GRANT THORNTON, LLP

Boston, Massachusetts

February 21, 2006